Bodisen Biotech, Inc. Reports Preliminary Financial Results for Fiscal Year 2006

Shaanxi, China — April 15, 2007 - Bodisen Biotech, Inc. (the “Company”) (OTC Pink Sheets: BBCZ; London AIM:BODI; website: www.bodisen.com) today announced its unaudited operating results for the fiscal year ended December 31, 2006.

For the year ended December 31, 2006, net revenue increased 41% to $43.6 million from $31.0 million for the year ended December 31, 2005. The gross profit margin on net revenue for the year ended December 31, 2006 was 39% compared to gross profit on net revenue of 37% for the year ended December 31, 2005. Net income for the year ended December 31, 2006 was $14.1 million, or $0.79 per share ($0.78 per share diluted) (excluding any extraordinary legal and other expenses related to the Company's Amex deficiency issue and stockholder lawsuits), compared to net income of $7.4 million, or $0.48 per share ($0.48 per share diluted) for the year ended December 31, 2005. Weighted average shares outstanding for 2006 were 17,966,090 (18,072,433 diluted), compared to 15,427,494 (15,589,336 diluted) for 2005.

As previously announced, Bodisen no longer meets the "current public information" requirements of subsection (c) of Rule 144 under the Securities Act of 1933, as amended, because of its failure to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by March 16, 2007. The Company has been working to complete its Annual Report as soon as possible, and currently anticipates that it will be filed no later than April 30, 2007, although there can be no assurances that the Annual Report will be filed on or before such date.

About Bodisen Biotech, Inc.

Bodisen Biotech Inc. is a leading manufacturer of liquid and organic compound fertilizers, pesticides, insecticides and agricultural raw materials certified by the Petroleum Chemical Industry Administrative office of China (Chemical Petroleum Production Administrative Bureau), Shaanxi provincial government and Chinese government. The Company is headquartered in Shaanxi province and is a Delaware corporation. The Company's environmentally friendly “green” products have been proven to improve soil and plant quality, and increase crop yields.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties, and the outcome of events may differ materially from those described in the forward-looking statements, including but not limited to the date on which the Company will file its Annual Report.

Investor Relations:
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